Exhibit 10.45

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Date:	09/04//2017
Ref:	CAD/013/17

PRIVATE & CONFIDENTIAL

M/s. Brooge Petroleum and Gas Investment Company FZC

P.O.Box. No. 50170, Fujairah,

United Arab Emirates.

Dear Sirs,

Sub: FACILITY OFFER LETTER

We, National Bank of Abu Dhabi, PJSC-Islamic Banking Divison (“ISD-NBAD”), refer to your request and our recent discussions and are pleased to offer you the Islamic banking facilities detailed in Schedule (A) attached hereto (the “Fecility”) subject to the terms hereinafter and the terms of the documentation to be concluded between you and ISD-NBAD in relation to the Facility.

This new Facility is in addition to your existing facility with us as per below:

Facility Type	Approved Limit (AED)	Principal Outstanding (AED)
Contracts for work & forward lease	310,718,000.00	308.696.216.92

The existing facility as mentioned above will remain as per the existing terms & conditions unless further stated in this Facility Offer Letter.

Yours faithfully,

National Bank of Abu Dhabi, PJSC-Islamic Banking Division

Date:	Date:

Date:	09/04//2017
Ref:	CAD/013/17

We agree and accept the terms of this Facility Offer Letter (the “Offer”) including the attached schedules and agree to be by its terms and conditions.

Signature:

M/s Brooge Petroleum and Gas Investment Company FZC

Date:

Date:	09/04//2017
Ref:	CAD/013/17

SCHEDULE “A”

Facility	Limit (AED)	Pricing	Purpose/Tenor/Payment Source
Contract for Works & Forward Lease	40,800,000	3M EIBOR+3.5% per annum Minimum 5.5% per annum

Purpose: To part finance construction of new administration building, Fujairah, United Arab Emirates through forward lease contract.

Repayment: In maximum 20 quarterly installments starting after 6 months grace period.

Payment Source: Operating cash flow / business income of the shareholders / other sources.

Total	40,800,000	(UAE Dirham Forty Million Eight Hundred Thousand only)

Securities:

1.	Assignment of lease contract with off-takers in favor of ISD-NBAD.

2.	Step in right over leased land in favor of NBAD to be provided.

3.

4.	Assignment of Contractor’s “All Risk Insurance policy” to ISD-NBAD as first beneficiary during construction and maintenance periods.

5.	Assignment of Fire Insurance Policy of the Property (upon completion of construction) in favor of ISD-NBAD as first beneficiary.

6.	Performance guarantee in favor of ISD-NBAD to be issued in a text and by a bank that is acceptable to ISD-NBAD equivalent to 10% of Istisna contract amount. The performance guarantee should be lodged with ISD-NBAD prior to any disbursement.

Date:	09/04//2017
Ref:	CAD/013/17

7.	Advance payment guarantee (APG) in favor of ISD-NBAD to be issued in text and by a bank that is acceptable to ISD-NBAD and to be lodged with ISD-NBAD prior to any disbursement.

8.	Retention guarantee (RG) in favor of ISD-NBAD to be issued in text and by a bank that are acceptable to ISD-NBAD prior to any disbursement.

9.	Assignment of rental income generated from the financed property in favor ISD-NBAD.

10.	All the contractor bonds to be assigned to the bank.

Support:

1.	Direct Debit Authority.

2.	Undertaking to cover the default or shortfall, if any, in finance payment arrangement from your other sources of income.

3.	Project cash flow statement.

Conditions:

1.	Non-refundable study and documentation fees of UAE Dirham 408,000.00 is payable upon signing this offer letter.

2.	Signed construction contract with Audex Fujairah LL FZE to be provided.

3.	Debt equity ratio to be kept at 85:15 and customer contribution of 15% should be paid upfront.

4.	DSRA amount should be increased to cover the instalment of the new facility.

5.	Disbursement will take place in tranches in line with project completion and subject certification of the project manager/technical advisor.

6.	Audited financials of for last 3 years should be provided prior to disbursement.

7.	Latest valuation of the financed property to be provided maximum by 24/02/2018.

8.	Early settlement charge at 1.0% of the total outstanding to be paid, in case of early settlement of the facility.

Date:	09/04//2017
Ref:	CAD/013/17

9.	The release of surplus funds from rental collection account will be subject to servicing the installment amount and within Bank’s discretion.

10.	To accept the terms of this Offer, please sign and return a copy hereof within 14 days from the date first written above otherwise this Offer will lapse.

11.	Without prejudice to the above paragraph and where the terms of this Offer are accepted by you in the manner stated above, this Offer shall not be binding on ISD-NBAD unless documentation and formalities are completed and executed to the entire satisfaction of ISD-NBAD on/or before 09/07/2017.

12.	This Offer is part of the documentation to be executed in respect of the Facility.

13.	ISD-NBAD may revoke this offer letter at its sole discretion if, an event occurs or series of events occur which might have in the opinion of ISD-NBAD adverse effect on your financial condition or where market conditions change, thus creating in Our sole opinion an adverse effect on our ability to offer the Facility to you on the terms of this Offer.

14.	You hereby commit yourself and undertake, in the event of any delay by way of procrastination in the payment of any Rental Payment (advance or normal) or any other amount due to ISD-NBAD on its due date, to donate to charity an amount to be added by ISD-NBAD to any next Rental Payment and calculated for the delay period on the basis of 2.0% p.a. of the overdue amount. Any delay in payment from your side shall be deemed as procrastination unless proven otherwise. The said amount shall be dispensed of for charitable purpose under the supervision of the Fatwa and Sharia’ Supervisory Board of National Bank of Abu Dhabi-Islamic Banking Division. ISD-NBAD shall not retain such amount nor account for it in its profits.

Date:	09/04//2017
Ref:	CAD/013/17

15	Without prejudice to and in addition to any term or condition in any finance document which you may sign with the ISD-NBAD in respect of the Facility, ISD-NBAD shall have the right to cancel the Facility any time without liability on its part if:

a.	You fail to provide any document or information required by ISD-NBAD in form and substance to the satisfaction of ISD-NBAD and within the period of time specified by it.

b.	You fail to comply with any term or condition, condition precedent, security or any other matter required from your pursuant to this offer or pursuant to any document, contract or correspondence between you and ISD-NBAD.

c.	You do not utilize the Facility within a period of 90 days from the date of this Offer regardless of any other document or contract signed between you and ISD-NBAD in relation to the Facility, OR if the first draw down / utilization under the Facility did not occur for any reason attributed to you within the dates / timelines as specified or required in the Facility approval or as notified to you by ISD-NBAD from time to time.

d.	Any other event occurs which, in the reasonable opinion of ISD-NBAD would jeopardize the the interests of ISD-NBAD or which may possibly result in a default by you under the Facility.